UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TOMOTHERAPY INCORPORATED
(Exact name of registrant as specified in its charter)

Wisconsin	39-1914727
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1240 Deming Way
Madison, Wisconsin 53717
(Address of principal executive office including zip code)

TomoTherapy Incorporated 2007 Equity Incentive Plan, as amended
TomoTherapy Incorporated 2007 Employee Stock Purchase Plan, as amended
(Full title of the plan)

Brenda S. Furlow	Copy to:
Vice President, General Counsel, and Corporate Secretary	Michael A. Gordon
TomoTherapy Incorporated 1240 Deming Way Madison, Wisconsin 53717	Sidley Austin LLP One South Dearborn Chicago, Illinois 60603
(608) 824-2800	(312) 853-2217
(Name, address, and telephone number, including area code, of agent for service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed
		Maximum	Proposed
		Offering	Maximum	Amount of
	Amount to be	Price per	Aggregate	Registration
Title of Securities To Be Registered	Registered (1)	Share	Offering Price	Fee
Common Stock, par value $0.01 per share	5,033,334 shares	$2.48 (2)	$12,482.668.32 (2)	$696.53 (2)
Common Stock, par value $0.01 per share	650,000 shares	$2.48 (2)	$1,612,000 (2)	$89.95 (2)

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Registrant’s 2007 Equity Incentive Plan or 2007 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected which results in an increase in the number of the Registrant’s outstanding shares of common stock issuable pursuant to awards granted under such plan.

(2)	Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(c) and (h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on July 10, 2009.

EXPLANATORY NOTE
     This Registration Statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 for the purpose of registering an additional 5,033,334 shares of the common stock, par value $0.01 per share (“Common Stock”), of TomoTherapy Incorporated (the “Company” or the “Registrant”) that may be offered and sold under the TomoTherapy Incorporated 2007 Equity Incentive Plan (the “2007 EIP”) and an additional 650,000 shares of Common Stock that may be offered and sold under the TomoTherapy Incorporated 2007 Employee Stock Purchase Plan (the “2007 ESPP,” together with the 2007 EIP, the “Plans”). The Company’s shareholders approved the addition of these shares to the Plans at the Company’s annual meeting of shareholders on May 1, 2009.
INCORPORATION OF EARLIER REGISTRATION STATEMENT BY REFERENCE
          The contents of the Company’s previously filed Registration Statement on Form S-8 (File No. 333-144318) filed with the Securities and Exchange Commission (the “SEC”) on July 3, 2007, relating to the Plans, are hereby incorporated herein by reference to the extent not otherwise amended or superseded by the contents hereof.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents previously filed by the Company with the SEC are hereby incorporated herein by reference:
(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as amended by Amendment No. 1 on Form 10-K/A filed by the Company on April 1, 2009 and Amendment No. 2 on Form 10-K/A filed by the Company on May 12, 2009.

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed by the Company on May 13, 2009;

(c)	The Company’s Current Reports on Form 8-K filed by the Company on January 16, February 10, February 11, March 19, April 8, April 13, April 16, April 21, April 29, May 5, May 12, and June 11, 2009 and the Company’s Current Report on Form 8-K/A filed by the Company on March 12, 2009;

(d)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2008; and

(e)	The description of the Common Stock contained in the Company’s Amendment No. 1 to the Registration Statement on Form S-1 filed by the Company on October 1, 2007 (File No. 333-146219) under the heading “Description of Capital Stock,” including any amendment or report filed for the purpose of updating such description, and the description of the Company’s anti-takeover provisions contained in its Quarterly Report on Form 10-Q filed with the SEC on November 7, 2008 (File No. 001-33452) under the heading “Item 1A. Risk Factors—Anti-takeover provisions included in our amended and restated articles of incorporation and bylaws could delay or prevent a change of control of our company, which could materially adversely impact the value of our common stock and may prevent or frustrate attempts by our shareholders to replace or remove our current management.”
     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).
     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.

Item 6. Indemnification of Directors and Officers.
     The Company’s Amended and Restated Bylaws provide that the Company shall indemnify its directors and executive officers and may indemnify its employees and other agents to the fullest extent permitted by the Wisconsin Business Corporation Law.
     The provisions of the Wisconsin Business Corporation Law concerning indemnification of directors and officers are described in Item 6 of the Company’s Registration Statement on Form S-8 (File No. 333-144318) filed with the SEC on July 3, 2007 and are hereby incorporated herein by reference.
     The Company has entered into Indemnification Agreements with each of the Company’s directors and officers. Descriptions of the terms of the Indemnification Agreements are contained in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 7, 2008, under the heading “Indemnification Agreements” under “Item 5. Other Information” and are hereby incorporated herein by reference.
     In addition, we maintain directors’ and officers’ liability insurance that insures against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), subject to applicable restrictions.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The exhibits to this Registration Statement are listed in the accompanying Exhibit Index.
Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on this 16th day of July, 2009.

TomoTherapy Incorporated
By:	/s/ Frederick A. Robertson
Frederick A. Robertson, M.D.
Chief Executive Officer and President

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas E. Powell and Brenda S. Furlow his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, including any filings under Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his or her substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 16th day of July, 2009.

Name	Position

/s/ Frederick A. Robertson, M.D. Frederick A. Robertson, M.D.	Chief Executive Officer, President and Director (principal executive officer)

/s/ Thomas E. Powell Thomas E. Powell	Chief Financial Officer and Treasurer (principal financial and accounting officer)

/s/ T. Rockwell Mackie, Ph.D. T. Rockwell Mackie, Ph.D.	Director

/s/ John J. Greisch John J. Greisch	Director

/s/ Sam R. Leno Sam R. Leno	Director

/s/ H. Jonathan McCloskey H. Jonathan McCloskey	Director

/s/ John J. McDonough John J. McDonough	Director

/s/ Cary J. Nolan Cary J. Nolan	Director

/s/ Carlos A. Perez, M.D. Carlos A. Perez, M.D.	Director

/s/ Roy T. Tanaka Roy T. Tanaka	Director

/s/ Frances S. Taylor Frances S. Taylor	Director

EXHIBIT INDEX

Exhibit
Number	Description

4.1 (1)	Amended and Restated Articles of Incorporation of the Company

4.2 (1)	Amended and Restated Bylaws of the Company

4.3 (2)	TomoTherapy Incorporated 2007 Equity Incentive Plan

4.4 (2)	TomoTherapy Incorporated 2007 Employee Stock Purchase Plan

4.5*	TomoTherapy Incorporated First Amendment to 2007 Equity Incentive Plan

4.6*	TomoTherapy Incorporated First Amendment to 2007 Employee Stock Purchase Plan

5.1*	Opinion of Company’s General Counsel regarding legality of securities

23.1	Consent of Company’s General Counsel (included in Exhibit 5.1 to this Registration Statement)

23.2*	Consent of Grant Thornton LLP

24.1*	Power of Attorney (included in the Signature Page to this Registration Statement)

*	Filed herewith.

(1)	Incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 7, 2008 (File No. 001-33452).

(2)	Incorporated herein by reference to Amendment No. 2 to the Company’s Registration Statement on Form S-1 filed with the SEC on April 16, 2007 (File No. 333-140600).